Contacts:       John F. Dee                  Mary Ann Dunnell
                  President and CEO            Senior Vice President
                  Procept, Inc.                Robinson Lerer & Montgomery
                  617-491-1100                 212-484-7797
                  jdee@procept.com             mdunnell@rlmnet.com


For Immediate Release


                           PROCEPT RAISES $9.6 MILLION
                    IN PRIVATE PLACEMENT OF EQUITY SECURITIES

           Funds to be Used to Further Development of PRO 2000 Gel and
                To In-license New Development Stage Technologies

Cambridge, MA, April 14, 1998 -- Procept, Inc. (Nasdaq SmallCap: PRCTC) today announced that it has raised gross proceeds of $9.6 million through a private placement of unit shares of common stock and common stock warrants. The offering, originally intended to raise $6 million, was increased to meet investor demand. Paramount Capital, Inc., a New York based investment bank, acted as placement agent for the offering. The gross proceeds include approximately $3.4 million that the Company earlier reported having raised by February 26, 1998.

"The completion of this private placement is a significant milestone for Procept," said John F. Dee, President and Chief Executive Officer of Procept. "The proceeds from the private placement will help us to achieve our near-term goals for PRO 2000 Gel - the filing of an Investigational New Drug (IND) application with the FDA and the initiation of further clinical trials."

PRO 2000 Gel is a vaginal, topical microbicide providing protection against transmission of HIV and other sexually transmitted diseases such as herpes simplex type 2 and chlamydia trachomatis. PRO 2000 would potentially offer the first female-controlled protection against the AIDS virus. Since more than 70% of HIV-1 infections worldwide are contracted through heterosexual contact, PRO 2000 addresses an urgent unmet need that has been targeted as a priority by federal and international agencies. In addition, the Centers for Disease Control reported that 12 million new cases of sexually transmitted diseases are reported to the center each year. Procept has been working in close cooperation with the U.S. National Institutes of Health (NIH) and the British Medical Research Council (MRC) to help speed the clinical development of this compound.

Mr. Dee also noted, "The proceeds will also help in our search to in-license new development stage technologies." In addition to maintaining PRO 2000's developmental momentum, Procept will proactively seek opportunities to acquire additional novel technologies that address key unmet healthcare needs. "We are most interested in acquiring technologies that have reached the early stages of human clinical trials, but will be `opportunistic' in our search," Mr. Dee concluded. Procept would seek to further advance these compounds through the clinical trial process and then bring them to market via corporate partnerships, thereby focusing its resources on development rather than research programs.

Each unit sold via the private placement consists of 200,000 shares of Procept Common Stock together with five year warrants to purchase an equal number of shares of Procept Common Stock. The unit price was $100,000, and the warrants are exercisable at $0.50 per share.

As part of the final closing, The Aries Fund and The Aries Domestic Fund, L.P. exchanged an aggregate of 30,060 shares of Series A Convertible Preferred Stock and related warrants for 8,416,800 shares of Procept Common Stock and five year warrants to purchase an additional 8,416,800 shares of Procept Common Stock at an exercise price of $0.50 per share. After giving effect to the private placement closings and the previously mentioned exchange of shares, there are 29,984,235 shares of Procept Common Stock outstanding.

Procept, Inc., located in Cambridge, MA, is engaged in the development of novel drugs for the prevention of HIV and other infectious diseases through its lead product, PRO 2000 Gel. The Company is also seeking to acquire drug development candidates that would benefit from Procept's expertise in various therapeutic areas.

Certain statements in this press release constitute "forward-looking statements" which involve risks and uncertainties, including those arising under the Company's business strategy; the success of the Company in financing efforts; the pursuit of collaborative arrangements for the research and development of product candidates, as well as the pursuit of joint development or licensing arrangements with pharmaceutical, diagnostic or instrumentation companies; the research or development of particular products, compounds or technologies; the uncertainty of the results of such development activities and related clinical trials or of required regulatory approvals; and the reliance on collaborative partners for development, regulatory or marketing activities.